As filed with the Securities and Exchange Commission on August 2, 2002

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INTERNET SECURITY SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	58-2362189
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6303 Barfield Road, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT

Name of each exchange on
Title of each class to be registered	which each class is to be registered
NONE

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT

PREFERRED STOCK PURCHASE RIGHTS
Title of each class to be registered

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.       DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

     The information in this Form 8-A/A supplements the information contained in the Form 8-A of Internet Security Systems, Inc. (the “Company”) filed with the Securities and Exchange Commission on July 24, 2002:

     On July 11, 2002, the Board of Directors of the Company authorized and declared a dividend of one Preferred Stock Purchase Right (a “Right”) with respect to each outstanding share of common stock, par value $0.001 per share (“Common Stock”), of the Company outstanding at the close of business on July 29, 2002 (the “Record Date”), pursuant to the terms of a Rights Agreement (the “Rights Agreement”), between the Company and SunTrust Bank, a Georgia banking corporation, as Rights Agent. The Rights Agreement also provides that new Common Stock certificates issued after the Record Date upon transfer or new issuance will contain a notation incorporating the Rights Agreement by reference.

     A copy of the letter to stockholders, dated July 29, 2002, and attachment of Summary of Rights to Purchase Junior Preferred Stock sent to each stockholder as of the Record Date, is contained as Exhibit 99.1 to this Form 8-A/A.

ITEM 2.       EXHIBITS

Exhibit
No.	Description of Exhibit

99.1	Stockholder letter, dated July 29, 2002, with attached Summary of Rights to Purchase Junior Preferred Stock

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	July 31, 2002

INTERNET SECURITY SYSTEMS, INC.

		By:	/s/ Thomas E. Noonan

		Name:	Thomas E. Noonan
		Title:	President

EXHIBIT INDEX

Exhibit
No.	Exhibit Description

99.1	Letter to stockholders, dated July 29, 2002, with attached summary of Rights to Purchase Junior Preferred Stock

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